UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2012

LANTHEUS MEDICAL IMAGING, INC.

(Exact name of Company as specified in its charter)

Delaware	333-169785	51-0396366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Company’s telephone number, including area code:  (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Amendment to GE Healthcare Agreement

On March 19, 2012, the registrant, Lantheus Medical Imaging, Inc. (the “Company”), entered into the Second Amendment (the “Amendment”), effective as of January 1, 2012, to the Distribution Agreement (as amended, the “GE Agreement”), dated as of October 31, 2001, by and between the Company and Medi-Physics, Inc., doing business as G.E. Healthcare Inc. (“GE Healthcare”).  The Amendment extends the term of the GE Agreement until December 31, 2017 and reduces GE Healthcare’s purchase requirements over the extended term.  The GE Agreement may be terminated by either party upon (i) three years’ written notice relating to TechneLite® prior to December 31, 2013, (ii) two years’ written notice relating to TechneLite® on and after December 31, 2013, or (iii) six months’ written notice relating to the other products.

New Contractual Relationship with BVL

The Company relies on Ben Venue Laboratories, Inc. (“BVL”) for sole source manufacturing of DEFINITY® and Neurolite®. The Company also relies on BVL for a majority of its Cardiolite® product supply. Due to ongoing previously disclosed regulatory issues at BVL, on March 20, 2012, the Company and BVL entered into a new contractual relationship which replaced their original arrangement. Under the new relationship, the Company and BVL:

•                  terminated the Manufacturing and Service Contract for Commercial and Developmental Products, dated August 1, 2008, between the Company and BVL (the “2008 Agreement”) and, in connection therewith, entered in to a Settlement and Mutual Release Agreement (the “Settlement Agreement”);

•                  entered into a Transition Services Agreement (the “Transition Services Agreement”), under which BVL will manufacture for the Company an initial supply of DEFINITY®, Cardiolite®, Neurolite®, and certain TechneLite® accessories; and

•                  entered into a Manufacturing and Service Contract (the “Manufacturing and Service Contract”) under which BVL will manufacture for the Company supplies of DEFINITY®, Cardiolite®, Neurolite®, and certain TechneLite® accessories following the initial supply provided under the Transition Services Agreement through 2013.

2008 Agreement

As a result of the new contractual relationship between the Company and BVL, on March 20, 2012, the Company and BVL terminated the 2008 Agreement. Pursuant to the 2008 Agreement, the Company relied on BVL as its sole source manufacturer for DEFINITY® and Neurolite®, and as its primary manufacturer for its Cardiolite® product supply. The 2008 Agreement had an initial term of five years.

Settlement Agreement

Pursuant to the Settlement Agreement, the Company and BVL agreed to a broad mutual waiver and release for all matters that occurred prior to the date of the Settlement Agreement, a covenant not to sue and a settlement payment to the Company in the amount of $30,000,000.

Transition Services Agreement

Pursuant to the Transition Services Agreement, BVL will manufacture for the Company an initial supply of DEFINITY®, Cardiolite®, Neurolite®, and certain TechneLite® accessories and will make weekly payments to the Company, up to an aggregate of $5,000,000, based on the timing of BVL’s delivery of the initial supply of the Company’s products. The agreement allows for unilateral termination by BVL in the event that regulatory action prevents manufacturing the Company’s products for at least nine months during the term of the agreement. The agreement also allows for termination upon the occurrence of specified events, including material breach by either party, bankruptcy by either party or force majeure events. The agreement will expire upon the earlier of (a) the release of the final batch of product accepted by the Company pursuant to the terms of the Transition Services Agreement or (b) December 31, 2013.

Manufacturing and Service Contract

Pursuant to the Manufacturing and Service Contract, BVL will manufacture for the Company supplies of DEFINITY®, Cardiolite®, Neurolite®, and certain TechneLite® accessories following the initial supply provided under the Transition Services Agreement. The agreement allows for unilateral termination by BVL in the event that regulatory action prevents manufacturing for the full term of the agreement.  The agreement also allows for termination upon the occurrence of specified events, including material breach or bankruptcy by either party, or force majeure events.  The agreement expires on December 31, 2013.

Item 1.02               Termination of a Material Definitive Agreement.

The information included in Item 1.01 under the heading “New Contractual Relationship with BVL” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President and General Counsel

Date: March 23, 2012